Exhibit 10.24

AMENDMENTS TO PERFORMANCE BASED RESTRICTED

STOCK UNIT AWARDS

DUE TO U.S. TAX LAW CHANGES

AFFECTING AWARDS GRANTED UNDER THE

MARSH & McLENNAN COMPANIES, INC.

2000 SENIOR EXECUTIVE INCENTIVE AND STOCK AWARD PLAN

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE

BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THE DATE OF THIS PROSPECTUS IS JUNE 5, 2009.

Overview

This document provides various amendments to certain performance based restricted stock unit awards (“PRUs”) that were adopted to address changes in U.S. federal tax law.

You may have previously received a document dated December 10, 2008 describing amendments to certain equity-based awards (including restricted stock units and deferred stock units) and/or deferred cash awards. The amendments described in the document dated December 10, 2008 are not affected by this document.

Tax Law Change Summary

When the American Jobs Creation Act was signed into law on October 22, 2004, it added a new section to the U.S. Internal Revenue Code (“IRC”) — Section 409A. IRC Section 409A and the regulations issued thereunder (“Section 409A”) applies to nonqualified deferred compensation, which can cover a broad range of arrangements including some that are not traditionally thought of as providing for a deferral of compensation, such as equity-based awards.

If Section 409A applies to an award of deferred compensation and the award does not comply, affected individuals are subject to a “penalty” tax of 20% (in addition to federal income taxes), as well as additional interest. Awards needed to be in compliance with Section 409A by January 1, 2009.

How This Affects Your PRUs

Marsh & McLennan Companies, Inc. (“MMC”), like most other companies, has taken steps to limit the risk that you will be subject to the adverse tax consequences described above.

Among other steps, MMC amended the Terms and Conditions of PRUs granted under the Marsh & McLennan Companies, Inc. 2000 Senior Executive Incentive and Stock Award Plan (the “Plan”). To the extent possible, we have tried to minimize the impact that these Section 409A amendments had on the original provisions of the awards.

The Appendix to this document describes the amendments that apply to your outstanding PRUs (“Covered Awards”).

You are responsible for any tax consequences that apply to your Covered Awards. The amendments were intended to limit the risk that you will be subject to the adverse tax consequences of Section 409A.

If you have any questions about these amendments, you should contact the MMC Global & Executive Compensation department at (212) 345 9722 or via e-mail at mmc.compensation@mmc.com.

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Appendix A

Amendments to Covered Awards

•	The amendments in this Appendix A are applicable to the Terms and Conditions of Covered Awards that meet either of the following conditions:

•	The Covered Award was granted in 2007; or

•	The Covered Award was granted in 2008.

IMPORTANT NOTE: If you have awards covered by the amendments in this Appendix A, MMC believes that amendments to those awards were appropriate in order to be exempt from Section 409A. If your Covered Award is not exempt from and does not comply with Section 409A, you may incur a “penalty” tax of 20% (in addition to federal income taxes), as well as additional interest. Although MMC cannot guarantee that you will not be subject to these adverse tax consequences, the following amendments to the Terms and Conditions of your Covered Awards were intended to take advantage of the short-term deferral exemption under Section 409A, which requires vesting and distribution to occur within a short period of each other, while making as few substantive changes as possible.

APPENDIX A

A1.	Disability.

•	What were the applicable terms of your Covered Award?

•

The Terms and Conditions of your Covered Award provided that upon your termination of employment due to your total and permanent disability, your Covered Award would have vested in full and been distributed to you.

•	Why were these terms amended?

•

In order to take advantage of the short-term deferral exemption under Section 409A, any distribution made in connection with the occurrence of a disability must be made as soon as you are “disabled” (as determined under the Terms and Conditions of your Covered Award) and not on the date upon which MMC formally terminates your employment due to such disability.

•	What amendments were made and what are the resulting new terms?

•

The “Disability” provisions in the Terms and Conditions of your Covered Award were amended. Your Covered Award will now vest in full and be distributed to you upon the occurrence of your “Disability.” For purposes of the Terms and Conditions of your Covered Award, a “Disability” will be deemed to occur when MMC’s disability carrier determines that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

•	What impact will this amendment have on you?

•

This provision will have no bearing on you unless MMC’s disability carrier determines that you have a “Disability” (as described in the previous paragraph). If you are determined to have a “Disability,” however, this amendment will generally cause MMC to pay you earlier than it otherwise would have paid you in the event of your “Disability” under the original Terms and Conditions of your Covered Award.

A2. Section 162(m) Deductibility.

•	What were the applicable terms of your Covered Award?

•

The Terms and Conditions of your Covered Award provided that if you are a “covered employee” within the meaning of IRC Section 162(m), distribution of your Covered Award must be delayed until such time that the payment of the Covered Award may be deducted under IRC Section 162(m).

•	Why were these terms amended?

•

In order to provide MMC with the necessary flexibility to make a business decision on a case-by-case basis to delay payment to take advantage of deductions allowed by IRC Section 162(m), this provision was amended.

•	What amendments were made and what are the resulting new terms?

•	The Terms and Conditions of your Covered Award were amended so that this provision was eliminated in its entirety.

•	What impact will this amendment have on you?

•

This amendment is only relevant to “covered employees” (which generally includes MMC’s executive officers who are named in its proxy statement). No other MMC employees will be affected by this amendment.

Important Legal Information

This document (including the Appendix) describes the amendments to the Terms and Conditions of Covered Awards. Except to the extent specifically amended as described herein, the Terms and Conditions of the award (including, for awards granted outside the United States, Country-Specific Notices which should be read in conjunction with the Terms and Conditions) and the Plan shall continue to apply to the Covered Awards.

The granting of an award or any exercise or delivery thereof does not give you any right to continue to be employed by MMC or its subsidiaries or affiliates or restrict in any way your right or the right of your employer to terminate your employment at any time or for any reason with or without cause or prior notice. Neither the grant of an award nor any future grant of any award shall be deemed to create any obligation to grant any further awards, whether or not such a reservation is explicitly stated at the time of grant.

MMC and its operating companies will not be liable for any decrease in the price of MMC’s common stock or, for international grantees, the loss of value due to fluctuations in the exchange rates between local currencies and the U.S. Dollar.

This document is limited to the U.S. federal tax issues addressed herein. It was not intended or written to be used, and cannot be used by you, for the purpose of avoiding penalties that may be asserted against you under the Internal Revenue Code. The tax laws are complicated and often change. This document is not intended to provide personal tax advice. You may wish to consult with your own legal and/or tax advisors regarding the application of the amendments to your Covered Awards.

Please note that not all employees of Marsh & McLennan Companies, Inc. and its participating subsidiaries are eligible for all of the company’s benefit and compensation plans. For example, some affiliated employers are not participating employers in one or more of the company’s plans and programs; some plans have age, service, and/or compensation requirements; and certain rewards programs are maintained at the operating company level, and/or are programs that are made available through the company but are not company-sponsored.

References to certain company benefit and/or compensation plans are intended to provide an easy-to-understand explanation of certain provisions relating to Covered Awards. Every effort has been made to assure that this explanation is accurate. If any conflict arises between this document and the official plan documents of those benefit and/or compensation plans, then the official plan documents will always govern. MMC reserves the right to terminate any plan or to amend it at any time or from time to time as it may determine at its sole discretion. References to certain company benefit and/or compensation plans do not give rise to any right to participate in any such plan.

Please note that, while the company generally intends to maintain the various plans and programs it currently offers, the company retains the right to amend or terminate every plan or benefit to the fullest extent allowed by law at any time, and for any reason it deems advisable, as to any or all of the employees, retirees, former employees or other participants or beneficiaries who are or may become covered. In fact, as a matter of prudent business planning, the company periodically re-evaluates its plans and programs. Proposed changes that are periodically considered, if finally approved and implemented, might be more or less advantageous to you than the provisions of the current programs, depending on your individual circumstances.

Because of the need for confidentiality, such proposals generally are discussed and evaluated only at the appropriate levels of management. Unless and until these proposals are formally adopted and announced by the company, they are not binding. The company may establish the effective date for any changes that are formally adopted.